UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2013

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 Cumberland Boulevard, Suite 1150, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

_____________________ (Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 5, 2013, Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP") and Preferred Apartment Communities, Inc. (the "Company") entered into that certain Second Modification Agreement (the "Modification Agreement") with KeyBank National Association ("Lender") and the other lenders party thereto to amend the terms of the $30,000,000 senior secured revolving credit facility (the "Credit Facility") that is governed by the credit agreement entered into by PAC-OP, the Company and Lender on August 31, 2012 (as previously amended by that certain Modification Agreement dated as of April 4, 2013, the "Credit Agreement"). The Second Modification Agreement, among other things, increased the amount of the Credit Facility to $40,000,000, extended the maturity date of the Credit Facility and modified the interest rate (as amended, the "Modified Credit Facility"). As of December 5, 2013, the outstanding balance on the Modified Credit Facility was approximately $5.9 million and no draws were made in connection with closing the Modified Credit Facility.

PAC-OP and the Company may use the available proceeds under the Modified Credit Facility, on an as needed basis, to fund investments, capital expenditures, dividends (with Lender consent) and working capital and other general corporate purposes. The Company is the general partner of, and owner of an approximately 99.3% interest in, PAC-OP.

At PAC-OP's election, loans made under the Modified Credit Facility bear interest at a rate per annum equal to either: (x) the greater of: (1) to the Lender's "prime rate"; (2) the Federal Funds Effective Rate plus 0.5%; and (3) the Adjusted Eurodollar Rate for a one-month interest period plus 1.00%, (the "Base Rate"), or (y) the one-, two-, three-, or six-month per annum LIBOR for deposits in the applicable currency (the “Eurodollar Rate”), as selected by PAC-OP, plus an applicable margin. The applicable margin for Eurodollar Rate loans is 4.00% and the applicable margin for Base Rate loans is 3.50%. Commitment fees on the average daily unused portion of the Modified Credit Facility are now payable at a rate per annum of 0.4%.

The Modified Credit Facility has a maturity date of December 5, 2014. PAC-OP has the right to prepay amounts owing under the Modified Credit Facility, in whole or in part, without premium or penalty, subject to any breakage costs and minimum repayment amounts of $100,000 on Eurodollar Rate loans and $500,000 on Base Rate loans. PAC-OP is required to prepay amounts owing under the Modified Credit Facility with the net proceeds from certain transactions or events including: (x) equity sales of the Company or any of its subsidiaries; (y) repayment of principal under any note receivable of the Company or any of its subsidiaries; and (z) asset sales by the Company or any of its subsidiaries.

Interest on Base Rate loans is payable monthly in arrears on the first business day of each month. Interest on Eurodollar Rate loans is payable at the end of each interest rate period and at the end of each three-month interval within an interest rate period if the interest period is longer than three months. Principal is payable in full at maturity on December 5, 2014.

Borrowings under the Modified Credit Facility continue to be secured by, among other things, a pledge by PAC-OP of 100% of the ownership of each of its current and future mezzanine loan subsidiaries (the "Mezzanine Loan Subsidiaries"), a pledge by PAC-OP of 49% of the ownership (the "49% Pledged Interests") of each of its current and future real estate subsidiaries (the "Real Estate Subsidiaries"), a joint and several repayment guaranty from the Company and each of the Mezzanine Loan Subsidiaries, and a collateral assignment of loan documents by each of the Mezzanine Loan Subsidiaries and PAC-OP. In addition, PAC-OP and Lender have entered into buy-sell agreements for each of the Real Estate Subsidiaries so that, following a foreclosure by Lender on the 49% Pledged Interests, Lender can trigger a process where PAC-OP can buy the 49% Pledged Interest from Lender or Lender can buy the non-pledged 51% ownership interest of PAC-OP in each of such Real Estate Subsidiaries.

The Second Modification Agreement modified certain of the financial covenants, ratios or tests contained in the Credit Facility to now read as follows in the Modified Credit Facility:

•	The Company must maintain a consolidated net worth of at least $160 million plus 75% of any equity offering of the Company, PAC-OP or their subsidiaries.

•	The Company must maintain a property debt yield of not less than 8.25%.

The description above of the terms of the Second Modification Agreement is qualified in its entirety by the copy of the Second Modification Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in this report set forth under Item 1.01 is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1
Second Modification Agreement dated as of December 5, 2013 among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P., the lenders party thereto and KeyBank National Association

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: December 9, 2013	By:	/s/ John A. Williams
John A. Williams
Chief Executive Officer

EXHIBIT INDEX

10.1
Second Modification Agreement dated as of December 5, 2013 among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P., the lenders party thereto and KeyBank National Association